UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
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Glimcher Realty Trust
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following are answers to integration questions from employees (“associates”) of the Registrant’s affiliates, which answers were posted to the Registrant’s internal website on October 17, 2014.

1.              What additional states will we need to be set up to do business in?

We will be operating in the following additional states, including both mall and community center properties: Colorado, Connecticut, Georgia, Illinois, Indiana, Iowa, Maryland, New Mexico, New York, North Carolina, South Carolina, South Dakota, Virginia, and Wisconsin.

2.              What will our new logo be?

We are currently working on the development of a new logo for WP Glimcher. We expect to showcase the new logo and branding materials to associates before we launch it externally in the first quarter.

3.              Will we be ordering new business cards for everyone?

As part of our rebranding, we will be revising our business card template. At that time, we will work with associates to order new cards. In the interim, please only order business cards in quantities of 50.

4.              Will the sign over the front desk and in front of the corporate office be changing?

We anticipate we will modify our signage as part of our rebranding efforts.

5.              Is it likely the corporate office would move to a new building rather than expand on our current location?

We are currently working with building management to understand our options as it relates to adding more associates within this building. We believe there are opportunities to maximize the space we currently lease and there is also additional space available in the building.

6.              Where will new associates sit at the corporate office?

We are currently reviewing our options with building management, and hope to accommodate new associates within our current space.

7.              Will we keep our current benefit platform or will it be changing?

As it relates to health care benefits, we are pleased to kick off open enrollment October 15th; we do not anticipate our benefit platform changing following completion of the merger.

8.              Do unvested stock options “vest” as a result of this transaction?

Yes.  Unvested Glimcher stock options, that are outstanding and unexercised immediately prior to the closing date of the merger, shall, at closing and without any action on the part of any stock option holder, vest in full and be converted into stock options to purchase a number of Washington Prime Group Inc. common shares. The terms of the converted stock options will mirror those of the former

Glimcher stock options.  Certain executive officers may waive accelerated vesting with respect to their stock options; in such event the terms of the converted stock options would include the prior provisions on vesting.

9.              How and when will associates be able to exercise stock options?

We anticipate the share trading blackout will remain in place through closing.  At closing, unless the stock option holder waives accelerated vesting, unvested Glimcher stock options that are outstanding and unexercised immediately prior to the merger closing date, shall, without any action on the part of any stock option holder, vest in full and be converted into stock options to purchase a number of Washington Prime Group Inc. (“WPG”) common shares.  In connection with the conversion, the number of shares underlying the respective converted Glimcher stock option and the associated exercise price will be modified as described below.

The number of shares of WPG common stock underlying each converted Glimcher stock option (i.e., new WPG stock option) shall be equal to the product of: (x) the total number of Glimcher common shares subject to the Glimcher stock option immediately prior to the merger closing date multiplied by (y) the equity award exchange ratio, rounded down to the nearest whole share.  The equity award exchange ratio is equal to the sum of: (i) 0.1989 shares of WPG common stock plus (ii) the quotient of: (A) $10.40 divided by (B) the volume-weighted average closing price of a share of WPG common stock on the New York Stock Exchange on the last ten (10) trading days immediately preceding to the merger closing date.

As to the exercise price per share of converted Glimcher stock options, each new WPG stock option shall have an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of: (i) the per share exercise price for the respective Glimcher stock option immediately prior to the merger closing date divided by (ii) the equity award exchange ratio.

An example of this conversion is described below assuming an equity award exchange ratio of 0.8092.

Employee A’s stock option holdings prior to the merger closing date are as follows:

Number of Shares Underlying Glimcher Stock Option Grants	Exercise Price
1. Grant A — stock option for 11,895 shares	$25.22
2. Grant B - stock option for 12,000 shares	$1.40
3. Grant C - stock option for 12,000 shares	$4.51
4. Grant D - stock option for 13,105 shares	$25.22
5. Grant E - stock option for 25,000 shares	$24.74

Employee A’s stock option holdings after the merger closes are as follows:

Converted WPG Stock Options After Closing	Converted Exercise Price
1. Grant A - 11,895 stock options (x 0.8092) = 9,625 stock options	$25.22 (÷ 0.8092) = $31.17
2. Grant B - 12,000 stock options (x 0.8092) = 9,710 stock options	$1.40 (÷ 0.8092) = $1.74
3. Grant C - 12,000 stock options (x 0.8092) = 9,710 stock options	$4.51 (÷ 0.8092) = $5.58
4. Grant D - 13,105 stock options (x 0.8092) = 10,604 stock options	$25.22 (÷ 0.8092) = $31.17
5. Grant E - 25,000 stock options (x 0.8092) = 20,230 stock options	$24.74 (÷ 0.8092) = $30.58

10.       Will the stock blackout last until the deal is closed?

We anticipate the blackout will remain in place through closing of the merger transaction.

11.       How will bonus payments/increases conversion work?

Bonuses will be paid in the normal course with respect to process, practice and timing.

12.       Will Glimcher associate service dates be grandfathered in terms of PTO and other benefits?

Official dates of hire (service dates) will be grandfathered after the transition to WP Glimcher and will remain as they are today for purposes of PTO and other benefits.

13.       Will PTO be allowed to roll over into next year?

Our policy on PTO rollover will remain the same in that associates may roll over 5 days unless they receive additional approval from HR and their department leader for additional days.  Any time rolled over to 2015 must be used in the first quarter.

14.       Will we still have Performance Reviews in 2014? Will we still complete Self Appraisals?

Yes, the Performance Review process will happen in the normal course and timing as feedback on performance is a critical element of our culture.

15.       Will we still complete Objectives? Will the usual timing be different?

Yes, the Performance Review process will happen in the normal course and we do not anticipate the timing changing.

16.       When will we know the integration plan/time frame?

We are pleased to announce that we have assembled an integration team led by Mark Yale. Currently this group is focused on working with department leaders to identify and address critical short and long term decisions. Concurrently, the group is also developing an integration plan and timeline.

17.       Who will be on the transition committee?

Mark Yale is leading the integration team and currently the team also includes Lisa Indest, Grace Schmitt, Cheryl Southworth, Jan Bobot and Chris Ellis.  The team will be working closely with all of our department leaders on establishing a plan and timeline and will expand as we get more clarity on initial decisions.

18.       We know that culture is closely tied to the people of our company, especially the leaders. How will any changes to the senior leadership team or addition of new associates affect the Glimcher culture?

Our people always have and will continue to be our highest priority. Maintaining our positive and open culture is central to our integration plan and will continue to be of significant importance to our leadership team.

19.       Do we plan on hiring/shuffling people around prior to bringing on any properties? Or at least staggering of both?

We are currently working on a staffing plan to determine how we will support the additional properties joining the portfolio. The integration team will be working closely with HR and all departments to ensure proper staffing prior to and throughout the property onboarding process.

20.       Will Simon associates be the first group of new hires since they are familiar with the properties?

We will use all our normal hiring channels to identify candidates that meet our professional high standards including fit with our culture.  We will of course give deference to any candidates who have worked on and are familiar with the properties we are focused on staffing.

21.       Will current Simon associates be integrated into the new company?

As it relates to staffing, our first priority is assessing the new combined WP Glimcher team, comprised of Washington Prime and Glimcher associates. Once we have determined our staffing needs to support the WP Glimcher portfolio, we will use normal hiring channels to identify appropriate candidates. We will of course give deference to any candidates who have worked on and are familiar with the properties we are focused on staffing.

22.       Will the current Glimcher headcount get cut at all?

We are currently working with department leaders to assess the needs of the new organization, but do not anticipate reductions in headcount.

23.       What departments at the corporate office are expanding? By how many?

We are currently working with department leaders to assess the needs of the new organization.

24.       Will we still be hosting 2015 Leadership Conference?

Yes; the 2015 Leadership Conference will be held the week of January 26th at the Hilton Polaris. More details related to the conference will be shared soon. You can also follow the 2015 Leadership Conference Group in Yammer to stay updated on news and information related to the event.

25.       Who will attend the 2015 Leadership Conference from Glimcher and Washington Prime?

Glimcher corporate and mall management teams will be attending leadership conference. We may also have members of the Washington Prime leadership team join us, schedules permitting.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Glimcher Realty Trust (“GRT”) and Washington Prime Group, Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG and GRT, including, but not limited to, statements relating to anticipated financial and operating results, the companies’ plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions.  Such statements are based upon the current beliefs and expectations of GRT’s and WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of GRT or WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, without limitation:  the ability to obtain the approval of the merger by GRT’s shareholders; the ability to satisfy the conditions to the transactions on the proposed terms and timeframe; the possibility that the transactions do not close when expected or at all; the ability to finance the transactions; the ability to successfully operate and integrate GRT’s and WPG’s businesses and achieve cost savings; the effect of the announcement of the transactions on the GRT’s or WPG’s relationships with their respective tenants, lenders or other business parties or on their operating results and businesses generally; changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase mall store occupancy and same-mall operating income; risks associated with the acquisition, development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and GRT’s and WPG’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on development and investment properties; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; significant costs related to environmental issues; and other risks and uncertainties, including those detailed from time to time in GRT’s and WPG’s periodic reports filed with the Securities and Exchange Commission, including GRT’s and WPG’s Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K.  The forward-looking statements in this communication are qualified by these risk factors.  Each statement speaks only as of the date of this communication (or any earlier date indicated in this communication) and GRT and WPG undertake no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.  Actual results may differ materially from current projections. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

Additional Information and Where to Find It

In connection with the proposed transaction, WPG will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a proxy statement of GRT and a prospectus of WPG, and GRT will file other documents with respect to WPG’s proposed acquisition of GRT. GRT plans to mail the definitive proxy statement/prospectus and a form of proxy to its shareholders in connection with the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER, INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WPG, GRT, THE PROPOSED TRANSACTIONS AND RELATED MATTERS.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about WPG and GRT, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from WPG by accessing WPG’s website at investors.washingtonprime.com under the heading “Financial Information” and then under “SEC Filings” or from GRT by accessing GRT’s website at investor.glimcher.com under the heading “Financial Information” and then under “SEC Filings.”  Copies of the Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Washington Prime Group Inc., 7315 Wisconsin Avenue, Bethesda, Maryland 20814, Attention: Investor Relations, Telephone: 240-630-0021 or to Glimcher Realty Trust, 180 East Broad Street, Columbus, Ohio 43215, Attention: Investor Relations, Telephone: 614-887-5632.

Participants in Solicitation Relating to the Merger

WPG, GRT and their respective directors or trustees and executive officers and other persons may be deemed to be participants in the solicitation of proxies from GRT’s shareholders in respect of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from GRT’s shareholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, in GRT is set forth in WPG’s Registration Statement on Form 10-12(b), GRT’s Annual Report on Form 10-K for the year ended December 31, 2013, and GRT’s Proxy Statement on Schedule 14A, dated March 28, 2014, which are filed with the SEC. Additional information regarding the interests of WPG’s or GRT’s directors or trustees and executive officers in the proposed transactions, which may be different than those of GRT’s shareholders generally, will be contained in the proxy statement/prospectus and other relevant documents when filed with the SEC in connection with the proposed transactions.